Exhibit 99.1

California Bank of Commerce Names Michele Wirfel Chief Operating Officer

San Diego, Calif., September 26, 2024 – California Bank of Commerce, N.A. (the “Bank”), the wholly owned subsidiary of California BanCorp (the “Company”) (Nasdaq: BCAL), announces the promotion of Michele Wirfel to Executive Vice President, Chief Operating Officer of the Company and Bank as of September 20, 2024. Wirfel succeeds Thomas Sa who has stepped down to pursue opportunities outside the organization. Wirfel will report to Chief Executive Officer Steven Shelton and serve out of the Bank’s Walnut Creek office.

“I am pleased to announce the appointment of Michele Wirfel to Chief Operating Officer,” said Steven Shelton, Chief Executive Officer of California Bank of Commerce and California BanCorp. “She brings more than 30 years of banking experience to this position, and I have had the pleasure of working with her over many of those years, during which she has demonstrated her dedication, hard work, and leadership ability. She brings a wealth of banking experience to this position, and we are delighted to have her serve as our Chief Operating Officer. I also want to take this opportunity to thank Thomas Sa for the role he played in our recent merger and subsequent integration. We wish him well in his future endeavors.”

Wirfel served as Chief Banking Officer at California Bank of Commerce for six years prior to its merger with Bank of Southern California on July 31, 2024. She served in various other roles with the predecessor California Bank of Commerce since its inception in 2007, holding various management positions. Prior to 2007, Wirfel served four years as a Senior Vice President of Scott Valley Bank and 12 years in various management roles with Civicbank of Commerce, including Senior Vice President and Regional Manager.

Wirfel earned a Bachelor of Science in Business Administration and Finance from California State University, Chico.

About California BanCorp

California BanCorp (NASDAQ: BCAL) is a registered bank holding company headquartered in San Diego, California. California Bank of Commerce, N.A., a national banking association chartered under the laws of the United States (the “Bank”) and regulated by the Office of Comptroller of the Currency, is a wholly owned subsidiary of California BanCorp. Established in 2001 and headquartered in San Diego, California, the Bank offers a range of financial products and services to individuals, professionals, and small to medium-sized businesses through its 14 branch offices and four loan production offices serving Northern and Southern California. The Bank’s solutions-driven, relationship-based approach to banking provides accessibility to decision makers and enhances value through strong partnerships with its clients. Additional information is available at www.bankcbc.com.

INVESTOR RELATIONS CONTACT

Kevin Mc Cabe

California Bank of Commerce, N.A.

kmccabe@bankcbc.com

818.637.7065